ADVISORY AGREEMENT

AB CARVAL OPPORTUNISTIC CREDIT FUND

1601 Utica Ave South, Suite 1000

Minneapolis, MN 55416

[ ], 2023

AB CarVal Investors, L.P.

1601 Utica Ave South, Suite 1000

Minneapolis, MN 55416

Dear AB CarVal Investors, L.P.:

We herewith confirm our agreement with you as follows:

1. We are a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “Act”). We propose to engage in the business of investing and reinvesting our assets in securities of the type and in accordance with the limitations specified in our Declaration of Trust, By-Laws, registration statement filed with the Securities and Exchange Commission (the “SEC”) on Form N-2 under the Act (the “Registration Statement”) and the Securities Act of 1933, and any representations made in our Prospectus, all in such manner and to such extent as may from time to time be authorized by our Board of Trustees.

2. We hereby employ you to manage the investment and reinvestment of our assets as above specified, and without limiting the generality of the foregoing, to provide management and other services specified below.

(a) You will make decisions with respect to all purchases and sales of our portfolio of investments. To carry out such decisions, you are hereby authorized, as our agent and attorney in fact, for our account and at our risk and in our name, to place orders for the investment and reinvestment of our assets. In all purchases, sales and other transactions in our portfolio investments you are authorized to exercise full discretion and act for us in the same manner and with the same force and effect as we might or could do with respect to such purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or transactions. You are hereby authorized to cause us to incur leverage, directly or indirectly through one or more subsidiaries or special purpose vehicles.

(b) You will report to our Board of Trustees at each meeting thereof on the management of our portfolio investments, and will also keep us apprised of important developments affecting such portfolio investments and on your own initiative will furnish us from time to time with such information as you may believe appropriate for this purpose, whether concerning the individual issuers whose securities are included in our portfolio, the industries in which they engage, or the economy generally. You will also furnish us with such statistical and analytical information with respect to our portfolio investments as you may believe appropriate or as we reasonably may request. In making such purchases and sales of our portfolio investments, you will bear in mind the policies set from time to time by our Board of Trustees as well as the limitations in our Registration Statement, and the limitations of the Act and of the Internal Revenue Code in respect of regulated investment companies.

(c) It is understood that you will from time to time employ or engage on your behalf such persons as you believe to be particularly fitted to assist you in the execution of your duties hereunder, the cost of performance of such duties to be borne and paid by you except as described herein. No obligation may be incurred on our behalf in any such respect. During the continuance of this agreement (the “Agreement”) at our request you will provide to us persons satisfactory to our Board of Trustees to serve as our officers, and you shall be responsible for the compensation of any of our trustees who devote part of their time to the affairs of you and your affiliates (other than us). You or your affiliates will also provide persons, who may be our officers, to render such clerical, accounting, administrative and other services to us as we may from time to time request of you. Such personnel may be employees of you and your affiliates. Nothing contained herein shall be construed to restrict our right to hire our own employees or to contract for services to be performed by third parties, or to restrict your right to be compensated by us pursuant to separate agreement(s) for providing to us clerical, accounting, and other services not specifically addressed herein. Furthermore, you or your affiliates (other than us) shall furnish us without charge with such administrative and management supervision and assistance and such office facilities as you may believe appropriate or as we may reasonably request subject to the requirements of any regulatory authority to which you may be subject.

(d) You may engage one or more investment advisers which are either registered as such or specifically exempt from registration under the Investment Advisers Act of 1940 to act as sub-advisers to provide the Fund certain services set forth in this paragraph 2, all as shall be set forth in a written contract to which you shall be a party, which contract shall be subject to approval in accordance with the requirements of the Act, including as permitted under the terms of any exemptive relief granted by the SEC, or by rule or regulation. Such sub-advisers may be, but are not required to be, affiliated with you. To the extent that you have engaged one or more sub-advisers to provide services in accordance with the terms of this paragraph 2(d), then you shall not be required to provide directly to the Fund the services as otherwise described in this paragraph 2. However, in each such case, you shall be responsible for the supervision of the activities of each sub-adviser so engaged.

(e) It is further agreed that your activities will at all times be in compliance in all material respects with all applicable federal and state laws governing your operations and investments.

3. We hereby confirm that, subject to the foregoing, we shall be responsible and hereby assume the obligation for payment of all our expenses, including: (i) the cost of our organization and any offerings; (ii) the cost of calculating our NAV, including the cost of any third-party valuation services; (iii) the cost of effecting sales and repurchases of our shares and other securities, including, without limitation, as provided for under our program to conduct periodic repurchase offers; (iv) interest payable on debt, if any, to finance our investments; (v) management fees payable pursuant to this Agreement (the “Management Fee”); (vi) fees payable to third parties relating to, or associated with, making investments, including legal fees and expenses and fees and expenses associated with performing due diligence reviews of prospective investments and advisory fees as well as expenses associated with such activities (including travel-related expenses

(including in connection with potential investment and trading activity and which may include first-class travel)), provided that such fees shall not include fees paid to any sub-adviser engaged pursuant to paragraph 2(d) hereof; (vii) broken deal expenses; (viii) expenses of consultants, paying agents, registrars, servicers, financial advisors, investment bankers; (ix) fees and expenses relating to data and pricing services (e.g., Bloomberg); (x) trading order management systems (e.g., Everest and Efront) whose primary purpose is to support our trading activities and related record keeping as well as the expenses of any subsidiary or special purpose vehicle in which we invest; (xi) the costs associated with protecting our interests in our investments, including legal fees; (xii) transfer agent and custodial fees; (xiii) fees and expenses associated with marketing and investor relations efforts (including attendance at investment conferences and similar events); (xiv) federal and state registration fees; (xv) any exchange listing fees; (xvi) U.S. federal, state, and local and non-U.S. taxes; (xvii) Independent Trustees’ fees and expenses (including travel and other costs associated with the performance of Independent Trustees’ responsibilities); (xviii) brokerage commissions; (xix) costs of proxy statements, stockholders’ reports and notices; (xx) costs of preparing government filings, including periodic and current reports with the SEC; (xxi) fidelity bond, liability insurance and other insurance premiums; (xxii) direct costs and expenses of administration, including printing, mailing, long distance telephone and staff; (xxiii) fees and expenses associated with independent audits and outside legal costs; (xxiv) costs associated with our reporting and compliance obligations under the Act and applicable federal and state securities laws and any fees (including licensing fees) and expenses relating to our adherence with rules of any self-regulatory organization or applicable law in connection with our activities; (xxv) all other fees and expenses payable to third parties that you retain to provide administrative services to us on your behalf pursuant to the administration agreement with us (the “Administration Agreement”), including, but not limited to, any sub-administrators or compliance providers; (xxvi) document storage and obligation tracking systems; and (xxvii) all other expenses incurred by either you or by us and by our administrator in connection with administering our business, including payments made under the Administration Agreement based upon our allocable portion of overhead and other expenses incurred by you in performing your obligations to us under the Administration Agreement, including rent, the fees and expenses associated with performing administrative functions, and our allocable portion of the costs of compensation, benefits and related expenses of your Chief Financial Officer, Chief Compliance Officer, and any administrative support staff, including accounting personnel, legal personnel who assist with our investment or trading activity, tax personnel, preparation and distribution of annual reports (including Form N-CSR), notices, statements and other communications to investors, the cost and expenses relating to accounting and legal personnel who assist with internal asset management and oversight, monitoring of third-party service providers, cash management services that are administrative in nature, fund accounting and computer hardware and software. To the extent that expenses to be borne by us pursuant to this paragraph 3 are paid by you, we shall reimburse you for such expenses, provided, however, that you may elect, from time to time and in your sole discretion, to bear certain of our expenses set forth above.

4. (a) You shall not be liable for any error of judgment or mistake of law or for any loss suffered by us in connection with the matters to which this Agreement relates, except a loss that is found by a court of competent jurisdiction, upon entry of a final judgment rendered and unappealable or not timely appealed, to have resulted primarily from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties, or from reckless disregard by you of your obligations and duties under this Agreement or conviction of a felony. With respect to the engagement of sub-advisers under paragraph 2(d) hereof, notwithstanding the generality of this paragraph 4, you shall not be responsible or liable for any act or omission by any such sub-adviser, including without limitation any decision by a sub-adviser to purchase, hold, or sell any securities, cash or financial instruments for us. With respect to the provision of non-investment advisory services, notwithstanding the generality of this paragraph 4, you shall not be responsible or liable for any act or omission by any other party, including other service providers. We shall, to the maximum extent permitted by applicable law, indemnify (out of our assets) and hold you harmless, and we hereby release each of you and your affiliates to the fullest extent permitted by applicable law, from and against any and all Damages (as defined below), including, without limitation, Damages incurred in investigating, preparing or defending any action (including any action to enforce this paragraph 4), claim, suit, inquiry, proceeding, investigation or appeal taken from any of the foregoing by or before any court, Governmental Authority (as defined below), arbitration or mediation, whether pending or threatened, whether or not an affiliate is or may be a party thereto, which, in the judgment of our Board of Trustees, arise out of, relate to or are in connection with this Agreement or the management or conduct of our activities and affairs and our investment activities or affairs, except for any such Damages that are found by a court of competent jurisdiction, upon entry of a final judgment rendered and unappealable or not timely appealed, to have resulted primarily from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties, or from reckless disregard by you of your obligations and duties under this Agreement or conviction of a felony (the “Indemnification Obligations”). Nothing in this Agreement shall in any way constitute a waiver or limitation by us of any rights or remedies which may not be so limited or waived in accordance with applicable law.

(b) The termination of any proceeding by settlement shall not be deemed to create a presumption that the affiliate involved in such settlement acted in a manner which constituted fraud, bad faith, gross negligence or intentional misconduct. The indemnification provisions of this paragraph 4 may be asserted and enforced by, and shall be for the benefit of, each affiliate, and each affiliate is hereby specifically empowered to assert and enforce such right. The right of any affiliate to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such affiliate may otherwise be entitled by contract or as a matter of law or equity and shall extend to his or its heirs, successors, assigns and legal representatives.

(c) The Board of Trustees is specifically authorized and empowered, for and on our behalf, to enter into any agreement or undertaking with any affiliate not itself a party to this Agreement that the Board of Trustees considers to be necessary or advisable to give full effect to the provisions of this paragraph 4. The consent of any person who is not a party to this Agreement (including, without limitation, any affiliate) is not required for any amendment to, or variation, release, rescission or termination of, this Agreement, except as otherwise required by law.

(d) “Damages” means any and all damages, losses, disbursements, suits, claims, liabilities, obligations, judgments, fines, penalties, interest, charges, amounts paid in settlement, costs and expenses (including, without limitation, attorneys’ fees and expenses) arising out of or related to pending, threatened or concluded litigation and interest on any of the foregoing or the amount of any liability which we may owe pursuant to a guarantee we have provided in connection with an investment.

(e) “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any other person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

5. In consideration of the foregoing, we will pay you a Management Fee calculated at an annual rate of 1.50% per annum multiplied by our daily weighted average net asset value, including any temporary investments. The Management Fee will be payable quarterly in arrears. For the portion of any quarter in which this Agreement becomes effective after the beginning of such quarter, such compensation shall be prorated according to the proportion which such portion of a quarter bears to a full quarter, and will be adjusted for any share issuances or repurchases which occurred during the relevant quarter.

6. This Agreement shall become effective on the date hereof and shall remain in effect for a term of two years from the date hereof, and shall continue in effect thereafter so long as its continuance is specifically approved at least annually by our Board of Trustees or by vote of the holders of a majority of our outstanding voting securities (as defined in the Act), and, in either case, by a majority of our trustees who are not parties to this Agreement or interested persons, as defined in the Act (the “Independent Trustees”), of any such party (other than as our trustees). This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of our outstanding voting securities (as so defined), or by a vote of a majority of our entire Board of Trustees on sixty days’ written notice to you or by you on sixty days’ written notice to us.

7. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you, and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The terms “transfer”, “assignment” and “sale” as used in this paragraph shall have the meanings ascribed thereto by governing law and any interpretation thereof contained in rules or regulations promulgated by the SEC thereunder.

8. (a) Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your employees, officers or any of the directors at your general partner or managing member, or employees who may also be a trustee, officer or employee of ours, or persons otherwise affiliated with us (within the meaning of the Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

(b) You will notify us of any change in general partners of your partnership within a reasonable time after such change.

9. If you cease to act as our investment adviser, or, in any event, if you so request in writing, we agree to take all necessary action to change our name to a name not including the terms “AB CarVal.” You may from time to time make available without charge to us for our use such marks or symbols owned by you, including marks or symbols containing the terms “AB CarVal” or any variation thereof, as you may consider appropriate. Any such marks or symbols so made available will remain your property and you shall have the right, upon notice in writing, to require us to cease the use of such mark or symbol at any time.

10. This Agreement may be amended by mutual consent, but our consent must be obtained in conformity with the requirements of the Act.

11. This Agreement shall be construed in accordance with the laws of the State of Delaware applicable to contracts formed and to be performed entirely within the State of Delaware, without regard to conflict of laws principles, and in accordance with the applicable provisions of the Act. In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Act, the latter shall control.

12. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

13. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, or the application of such provision in jurisdictions or to persons or circumstances other than those to which it is held invalid, illegal or unenforceable shall not be affected thereby.

14. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. It shall not be necessary for all parties to execute the same counterpart hereof.

15. Each party irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Delaware, and, by execution and delivery of this Agreement, each party hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives, to the fullest extent permitted by law, and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Board of Trustees (on their own behalf or on our behalf) to commence legal actions or proceedings or otherwise proceed against you in any other jurisdiction. Nothing in this paragraph shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours, AB CarVal Opportunistic Credit Fund

By:
Name:
Title:

Accepted: [ ], 2023 AB CARVAL INVESTORS, L.P. By: WEST END GOVERNANCE, LLC, its general partner

By:
Name:
Title: